Exhibit 10.27

OPENDOOR LABS INC.

405 Howard Street, Suite 550
San Francisco, California 94105

September 18, 2019

Julie Todaro

By email: julie@juliemtodaro.com

Dear. Julie:

Opendoor Labs Inc., a Delaware corporation (the “Company”), is pleased to offer you employment with the Company on the terms described below.

1.           Position. You will start in a full-time position as President, Homes and Services and you will initially report to the Company’s Chief Executive Officer. By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company. You will be expected to adhere to the general employment policies and practices of the Company that may be in effect from time to time, except that when the terms of this Agreement conflict with the Company’s general employment policies or practices, this Agreement will control. You will work out of the Company’s offices in San Francisco, California. The Company may change your position, duties, work location and compensation from time to time in its discretion, subject to the terms and conditions set forth herein.

2.            Compensation. You will be paid a starting salary at the rate of $350,000 per year, less applicable payroll deductions and withholdings, payable on the Company’s regular payroll dates.

3.           Benefits. You will be eligible to participate in the Company’s standard benefit programs, subject to the terms and conditions of such plans. The Company may, from time to time, change these benefits in its discretion. Additional information regarding these benefits is available for your review upon request.

4.           Signing/Retention Bonus. In addition, you will have the opportunity to earn a signing and retention advance equal to an aggregate of $150,000 (the “Signing/Retention Advance”). The Signing/Retention Advance will be paid to you, less applicable withholdings and required deductions, as follows: (i) $75,000 will be advanced to you within 30 days of the start date of your employment with the Company; and (ii) $75,000 will be paid to you within 30 days after the 12-month anniversary of your start date of your employment with the Company, subject to your continuous active employment with Company through such anniversary date. You will earn the full amount of the Signing/Retention Advance only if you remain continuously employed with the Company for a total of one (1) year from your employment start date. Accordingly, by signing below, you acknowledge and agree that, if you resign from the Company for any reason, or if the Company terminates your employment for Cause (as defined in the Company’s 2014 Stock Plan (the “Plan”)), in either case within one (1) year of your employment start date with the Company, you will be required to immediately re-pay to the Company within thirty (30) days of your employment separation date, a pro-rated amount of any such $75,000 bonus paid to you (with such pro-rated amount based on the number of days employed with the Company during such 12- month retention period).

5.            Equity.

(a)         Options. Subject to the approval of the Company’s Board of Directors (the “Board”), you will be granted an option to purchase 586,854 shares of the Company’s common stock (the “Option”). The Option will be subject to the terms and conditions applicable to options granted under the Company’s equity incentive plan (the “Plan”), as described in that plan and the Company’s standard form of stock option agreement, which you will be required to sign. You will vest in 25% of the total number of Option shares on the 12-month anniversary of your start date of employment with the Company and 1/48th of the total number of Option shares will vest in monthly installments thereafter during continuous service, as described in the applicable stock option agreement. The exercise price per share will be equal to the fair market value per share on the date the Option is granted, as determined by the Board in good faith. There is no guarantee that the Internal Revenue Service will agree with this value. You should consult with your own tax advisor concerning the tax risks associated with accepting an option to purchase the Company’s common stock.

(b)        Restricted Stock Units. Subject to the approval of the Board, you will be granted a restricted stock unit (“RSU”) award covering 843,961 shares of the Company’s common stock (the “RSU Grant”). The RSU Grant will vest only if both the Service-Based Condition and the Liquidity Event Condition are satisfied. The “Service-Based Condition” will be satisfied as to the RSUs on the following schedule, subject to your continuous service on each such date: 25% of the total RSUs on the first anniversary of your vesting start date (which will be the 15th of the month in which you start employment at the Company), and thereafter 1/16th of the total number of RSUs on a quarterly basis following the first anniversary of your vesting start date. The “Liquidity Event Condition” will be satisfied if either of the following events occur on or before the 7th anniversary of the date of grant of the RSU Grant: (1) a Change of Control (as defined in the Plan); and (2) the effective date of a registration statement of the Company filed under the Securities Act of 1933, as amended, for the sale of the Company’s common stock. The RSU Grant will also be subject to the provisions of the Plan and the Company’s standard form of RSU award agreement.

6.            Change in Control.

(a)        Termination Without Cause In Connection With A Change of Control. If: (i) the Company consummates a Change in Control (as defined in the Plan); and (ii) your employment is terminated by the Company without Cause or you resign from the Company for Good Reason within twelve (12) months following a Change of Control; then fifty percent (50%) of your then outstanding but unvested portion of your Option and RSU Grants held by you as of your Separation from Service date will vest automatically and immediately without any further action required (the “Accelerated Vesting”).

(b)         Conditions for Receipt of Accelerated Vesting: As a condition of your receipt of or entitlement to the Accelerated Vesting under this Section 6, you must execute an effective release of claims in favor of and in a form acceptable to the Company (the “Release”) and allow such Release to become effective by its terms, within the applicable time period set forth therein. For the avoidance of doubt, if you fail to timely execute a Release or if you revoke the Release so that it does not become effective, you will not be entitled to and the Company shall have no obligation to provide you any Accelerated Vesting, as applicable.

(c)         For purposes of this letter agreement, “Good Reason” shall mean your resignation from employment with the Company if any of the following actions are taken by the Company without your prior written consent: (i) a material reduction in your job responsibilities, duties, authority, or title (provided that a mere change in title to a position that is substantially similar to the prior position held shall not constitute a material reduction in job responsibilities); (ii) a material reduction in your level of base compensation or total compensation including target bonus unless such reduction is in connection and proportional to reductions to the compensation reductions to the other members of the management team and such reduction does not exceed twenty percent (20%) of your total cash compensation; or (iii) a relocation of your principal place of employment that increases your one-way commute by more than forty-five (45) miles. In addition, in order to terminate employment for Good Reason, you must notify the Company in writing of the circumstances constituting Good Reason within thirty (30) days after the first occurrence of the circumstance giving rise to Good Reason setting forth the basis for your resignation and the Company shall have thirty (30) days after your written notice is received in which to cure. In the event the Company fails to cure within such 30-day period, you must resign from all positions you hold with the Company effective no later than thirty (30) days after the expiration of such cure period.

7.            Confidential Information and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s enclosed standard Confidential Information and Invention Assignment Agreement.

8.            Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause and with or without advance notice. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer..

9.            Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company.

10.          Taxes, Withholding and Required Deductions. All forms of compensation referred to in this letter are subject to all applicable taxes, withholding and any other deductions required by applicable law.

11.          Miscellaneous.

(a)         Governing Law. The validity, interpretation, construction and performance of this letter, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of state of California, without giving effect to principles of conflicts of law.

(b)         Entire Agreement. This letter sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof.

(c)         Counterparts. This letter may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile and electronic image signatures (including.pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) will be deemed an original and valid signature.

(d)         Successors and Assigns. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.

(e)         Severability. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.

(f)         Waiver. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder.

(g)         Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents or notices related to this letter agreement, securities of the Company or any of its affiliates or any other matter, including documents and/or notices required to be delivered to you by applicable securities law or any other law or the Company’s Certificate of Incorporation or Bylaws by email or any other electronic means. You hereby consent to (i) conduct business electronically; (ii) receive such documents and notices by such electronic delivery; and (iii) sign documents electronically and agree to participate through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

12.         Arbitration. You agree that any and all disputes relating to or regarding your employment, including disputes regarding compensation and any and all other conflicts, shall be resolved by final and binding arbitration. You further agree that such disputes shall be resolved on an individual basis only, and not on a class, collective or representative basis on behalf of other employees (“Class Waiver”), to the extent permitted by applicable law. Any claim that all or part of the Class Waiver is invalid, unenforceable, unconscionable, void or voidable may be determined only by a court. In no case may class, collective or representative claims proceed in arbitration. Notwithstanding the foregoing, this paragraph shall not apply to an action or claim brought in court pursuant to the California Private Attorneys General Act of 2004, as amended.

You and the Company agree to bring any dispute in arbitration before a single neutral arbitrator with JAMS, Inc. (“JAMS”), in San Francisco, California, pursuant to the JAMS Employment Rules & Procedures (which can be reviewed at http://www.jamsadr.com/rules- employment-arbitration/). You on the one hand, and the Company on the other, waive any rights to a jury trial or a bench trial in connection with the resolution of any dispute under this letter agreement or your employment (although both parties may seek interim emergency relief from a court to prevent irreparable harm pending the conclusion of any arbitration). This paragraph shall be construed and interpreted in accordance with the laws of the state in which you work and the Federal Arbitration Act (“FAA”). In the case of a conflict, the FAA will control. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required of you if the dispute were decided in a court of law. Arbitration is not a mandatory condition of your employment. If you wish to opt out of this arbitration agreement, you must notify the Company in writing by sending an email to hr@opendoor.com stating your intent to opt out within 30 days of signing this letter agreement.

If you wish to accept this offer, please sign and date both the enclosed duplicate original of this letter and the enclosed Confidential Information and Invention Assignment Agreement and return them to me. As required, by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States.

This offer, if not accepted, will expire at the close of business on September 20, 2019. We look forward to having you join us no later than October 16, 2019.

Very truly yours,

OPENDOOR LABS INC.

By:
Eric Wu
Chief Executive Officer and President

ACCEPTED AND AGREED:

Julie Todaeo
(PRINT EMPLOYEE NAME)

(Signature)

09 / 24 / 2019
Date

Anticipated Start Date: October 16, 2019

Attachment A: Confidential Information and Invention Assignment Agreement

ATTACHMENT A

CONFIDENTIAL INFORMATION AND
INVENTION ASSIGNMENT AGREEMENT

(See Attached)

For California Employees

OPENDOOR LABS INC.

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

In consideration of my employment or continued employment by OPENDOOR LABS INC. (“Employer”), and its subsidiaries, parents, affiliates, successors and assigns (together with Employer, the “Company”), the compensation paid to me now and during my employment with Company, and the Company’s agreement to provide me with access to its Confidential Information (as defined below), I enter into this Employee Confidential Information and Invention Assignment Agreement with Employer (the “Agreement”) and agree as follows:

1.           Confidential Information Protections.

1.1         Recognition of Company’s Rights; Nondisclosure. My employment by Company creates a relationship of confidence and trust with respect to Confidential Information (as defined below) and Company has a protectable interest in the Confidential Information. At all times during and after my employment, I will hold in confidence and will not disclose, use, lecture upon, or publish any Confidential Information, except as required in connection with my work for Company or as approved by an officer of Company. I will obtain written approval by an officer of the Company before I lecture on or submit for publication any material (written, oral, or otherwise) that discloses and/or incorporates any Confidential Information. I will take all reasonable precautions to prevent the disclosure of Confidential Information. Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), I will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

1.2         Confidential Information. “Confidential Information” means any and all confidential knowledge or data of Company, and includes any confidential knowledge or data that Company has received, or receives in the future, from third parties that Company has agreed to treat as confidential and to use for only certain limited purposes. By way of illustration but not limitation, Confidential Information includes (a) trade secrets, inventions, ideas, processes, formulas, software in source or object code, data, technology, know-how, designs and techniques, and any other work product of any nature, and all Intellectual Property Rights (defined below) in all of the foregoing (collectively, “Inventions”), including all Company Inventions (defined in Section 2.1); (b) information regarding research, development, new products, business and operational plans, budgets, unpublished financial statements and projections, costs, margins, discounts, credit terms, pricing, quoting procedures, future plans and strategies, capital-raising plans, internal services, suppliers and supplier information; (c) information about customers and potential customers of Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by Company, and other non-public information; (d) information about Company’s business partners and their services, including names, representatives, proposals, bids, contracts, and the products and services they provide; (e) information regarding personnel, employee lists, compensation, and employee skills; and (f) any other non-public information that a competitor of Company could use to the Company’s competitive disadvantage. However, Company agrees that I am free to use information that I knew prior to my employment with Company or that is, at the time of use, generally known in the trade or industry through no breach of this Agreement by me. Company further agrees that this Agreement does not limit: (x) my right to discuss my employment or unlawful acts in the Company’s workplace, including but not limited to sexual harassment; (y) my right to report possible violations of law or regulation with any federal, state or local government agency; or (z) my right to discuss the terms and conditions of my employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act or to the extent that such disclosure is protected under applicable “whistleblower” statutes or other provisions of law or regulation to the extent that any such rights described in (x)-(z) are not permitted by applicable law to be the subject of nondisclosure obligations.

1.3         Term of Nondisclosure Restrictions. I will only use or disclose Confidential Information as provided in this Section 1 and I agree that the restrictions in Section 1.1 are intended to continue indefinitely, even after my employment by Company ends. However, if a time limitation on my obligation not to use or disclose Confidential Information is required under applicable law, and the Agreement or its restriction(s) cannot otherwise be enforced, Company and I agree that the two year period after the date my employment ends will be the time limitation relevant to the contested restriction; provided, however, that my obligation not to disclose or use trade secrets that are protected without time limitation under applicable law shall continue indefinitely.

Employee Confidential Information and Inventions Assignment Agreement

1.4         No Improper Use of Information of Prior Employers and Others. During my employment by Company, I will not improperly use or disclose confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto Company’s premises any unpublished documents or property belonging to a former employer or any other person to whom I have an obligation of confidentiality unless that former employer or person has consented in writing.

2.           Assignments of Inventions.

2.1         Definitions. The term (a) “Intellectual Property Rights” means all past, present and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: trade secrets, Copyrights, trademark and trade name rights, mask work rights, patents and industrial property, and all proprietary rights in technology or works of authorship; (b) “Copyright” means the exclusive legal right to reproduce, perform, display, distribute and make derivative works of a work of authorship (for example, a literary, musical, or artistic work) recognized by the laws of any jurisdiction in the world; (c) “Moral Rights” means all paternity, integrity, disclosure, withdrawal, special and similar rights recognized by the laws of any jurisdiction in the world; and (d) “Company Inventions” means any and all Inventions (and all Intellectual Property Rights related to Inventions) that are made, conceived, prepared, produced, authored, edited, amended, reduced to practice, or learned by me, either alone or with others, during my employment by Company, and all printed, physical, and electronic copies, and other tangible embodiments of Inventions.

2.2         California Limited Exclusion Notification.

(a)         I acknowledge that California Labor Code section 2870(a) provides that I cannot be required to assign to Company any Invention that I develop entirely on my own time without using Company’s equipment, supplies, facilities or trade secret information, except for Inventions that either (i) relate at the time of conception or reduction to practice to Company’s business, or actual or demonstrably anticipated research or development, or (ii) result from any work performed by me for Company (“Nonassignable Inventions”).

(b)         To the extent that a provision in this Agreement purports to require me to assign a Nonassignable Invention to Company, the provision is against the public policy of the state of California and is unenforceable.

(c)         This limited exclusion does not apply to any patent or Invention covered by a contract between Company and the United States or any of its agencies requiring full title to such patent or Invention to be in the United States.

2.3         Prior Inventions.

(a)         On the signature page to this Agreement is a list describing any Inventions that (i) are owned by me or in which I have an interest and that were made or acquired by me prior to my date of first employment by Company, and (ii) may relate to Company’s business or actual or demonstrably anticipated research or development, and (iii) are not to be assigned to Company (“Prior Inventions”). If no such list is attached, I represent and warrant that no Inventions that would be classified as Prior Inventions exist as of the date of this Agreement.

(b)         I agree that if I use any Prior Inventions and/or Nonassignable Inventions in the scope of my employment, or if I include any Prior Inventions and/or Nonassignable Inventions in any product or service of Company, or if my rights in any Prior Inventions and/or any Nonassignable Inventions may block or interfere with, or may otherwise be required for, the exercise by Company of any rights assigned to Company under this Agreement (each, a “License Event”), (i) I will immediately notify Company in writing, and (ii) unless Company and I agree otherwise in writing, I hereby grant to Company a non-exclusive, perpetual, transferable, fully-paid, royalty-free, irrevocable, worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium (whether now known or later developed), make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Inventions and/or Nonassignable Employee Confidential Information and Inventions Assignment Agreement Page 2 Inventions. To the extent that any third parties have any rights in or to any Prior Inventions or any Nonassignable Inventions, I represent and warrant that such third party or parties have validly and irrevocably granted to me the right to grant the license stated above. For purposes of this paragraph, “Prior Inventions” includes any Inventions that would be classified as Prior Inventions, whether or not they are listed on the signature page to this Agreement.

Employee Confidential Information and Inventions Assignment Agreement

2.4         Assignment of Company Inventions. I hereby assign to Employer all my right, title, and interest in and to any and all Company Inventions other than Nonassignable Inventions and agree that such assignment includes an assignment of all Moral Rights. To the extent such Moral Rights cannot be assigned to Employer and to the extent the following is allowed by the laws in any country where Moral Rights exist, I hereby unconditionally and irrevocably waive the enforcement of such Moral Rights, and all claims and causes of action of any kind against Employer or related to Employer’s customers, with respect to such rights. I further agree that neither my successors-in-interest nor legal heirs retain any Moral Rights in any Company Inventions. Nothing contained in this Agreement may be construed to reduce or limit Company’s rights, title, or interest in any Company Inventions so as to be less in any respect than that Company would have had in the absence of this Agreement.

2.5         Obligation to Keep Company Informed. During my employment by Company, I will promptly and fully disclose to Company in writing all Inventions that I author, conceive, or reduce to practice, either alone or jointly with others. At the time of each disclosure, I will advise Company in writing of any Inventions that I believe constitute Nonassignable Inventions; and I will at that time provide to Company in writing all evidence necessary to substantiate my belief. Subject to Section 2.3(b), Company agrees to keep in confidence, not use for any purpose, and not disclose to third parties without my consent, any confidential information relating to Nonassignable Inventions that I disclose in writing to Company.

2.6         Government or Third Party. I agree that, as directed by Company, I will assign to a third party, including without limitation the United States, all my right, title, and interest in and to any particular Company Invention.

2.7         Ownership of Work Product. I acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of my employment and that are protectable by Copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8         Enforcement of Intellectual Property Rights and Assistance. I will assist Company, in every way Company requests, including signing, verifying and delivering any documents and performing any other acts, to obtain and enforce United States and foreign Intellectual Property Rights and Moral Rights relating to Company Inventions in any jurisdictions in the world. My obligation to assist Company with respect to Intellectual Property Rights relating to Company Inventions will continue beyond the termination of my employment, but Company will compensate me at a reasonable rate after such termination for the time I actually spend on such assistance. If Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in this paragraph, I hereby irrevocably designate and appoint Employer and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and on my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Agreement with the same legal force and effect as if executed by me. I hereby waive and quitclaim to Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Intellectual Property Rights assigned to Employer under this Agreement.

2.9         Incorporation of Software Code. I agree not to incorporate into any Inventions, including any Company software, or otherwise deliver to Company, any software code licensed under the GNU General Public License, Lesser General Public License, or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company, except in strict compliance with Company’s policies regarding the use of such software or as directed by the Company.

Employee Confidential Information and Inventions Assignment Agreement

3.           Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by Company) of all Confidential Information developed by me and all Company Inventions made by me during the period of my employment at Company, which records will be available to and remain the sole property of Employer at all times.

4.           Duty of Loyalty During Employment. During my employment by Company, I will not, without Company’s written consent, directly or indirectly engage in any employment or business activity that is directly or indirectly competitive with, or would otherwise conflict with, my employment by Company.

5.           No Solicitation of Employees, Consultants or Contractors. To the extent permitted by applicable law, I agree that during my employment [and for the one year period after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by Company], I will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others (except on behalf of Company) solicit, induce, encourage any person known to me to be an employee, consultant, or independent contractor of Company to terminate his or her relationship with Company.

6.           Reasonableness of Restrictions. I have read this entire Agreement and understand it. I agree that (a) this Agreement does not prevent me from earning a living or pursuing my career, and (b) the restrictions contained in this Agreement are reasonable, proper, and necessitated by Company’s legitimate business interests. I represent and agree that I am entering into this Agreement freely, with knowledge of its contents and the intent to be bound by its terms. If a court finds this Agreement, or any of its restrictions, are ambiguous, unenforceable, or invalid, Company and I agree that the court will read the Agreement as a whole and interpret such restriction(s) to be enforceable and valid to the maximum extent allowed by law. If the court declines to enforce this Agreement in the manner provided in this Section [and/or Section 12.2], Company and I agree that this Agreement will be automatically modified to provide Company with the maximum protection of its business interests allowed by law, and I agree to be bound by this Agreement as modified.

7.           No Conflicting Agreement or Obligation. I represent that my performance of all the terms of this Agreement and as an employee of Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by Company. I have not entered into, and I agree I will not enter into, any written or oral agreement in conflict with this Agreement.

8.           Return of Company Property. When I am no longer employed by Company, I will deliver to Company any and all materials, together with all copies thereof, containing or disclosing any Company Inventions, or Confidential Information. I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide Company with a computer-useable copy of all such information and then permanently delete such information from those systems; and I agree to provide Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. I further agree that any property situated on Company’s premises and owned by Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company’s personnel at any time during my employment, with or without notice. Prior to leaving, I hereby agree to: provide Company any and all information needed to access any Company property or information returned or required to be returned pursuant to this paragraph, including without limitation any login, password, and account information; cooperate with Company in attending an exit interview; and complete and sign Company’s termination statement if required to do so by Company.

9.           Legal and Equitable Remedies. I agree that (a) it may be impossible to assess the damages caused by my violation of this Agreement or any of its terms, (b) any threatened or actual violation of this Agreement or any of its terms will constitute immediate and irreparable injury to Company, and (c) Company will have the right to enforce this Agreement by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that Company may have for a breach or threatened breach of this Agreement. If Company enforces this Agreement through a court order, I agree that the restrictions of Section 5 will remain in effect for a period of 12 months from the effective date of the order enforcing the Agreement.

Employee Confidential Information and Inventions Assignment Agreement

10.         Notices. Any notices required or permitted under this Agreement will be given to Company at its headquarters location at the time notice is given, labeled “Attention Chief Executive Officer,” and to me at my address as listed on Company payroll, or at such other address as Company or I may designate by written notice to the other. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, notice will be considered to have been given five business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt.

11.         Publication of This Agreement to Subsequent Employer or Business Associates of Employee. If I am offered employment, or the opportunity to enter into any business venture as owner, partner, consultant or other capacity, while the restrictions in Section 5 of this Agreement are in effect, I agree to inform my potential employer, partner, co-owner and/or others involved in managing the business I have an opportunity to be associated with, of my obligations under this Agreement and to provide such person or persons with a copy of this Agreement. I agree to inform Company of all employment and business ventures which I enter into while the restrictions described in Section 5 of this Agreement are in effect and I authorize Company to provide copies of this Agreement to my employer, partner, co-owner and/or others involved in managing the business I have an opportunity to be associated with and to make such persons aware of my obligations under this Agreement.

12.         General Provisions.

12.1       Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of California without regard to any conflict of laws principles that would require the application of the laws of a different jurisdiction. I expressly consent to the personal jurisdiction and venue of the state and federal courts located in California for any lawsuit filed there against me by Company arising from or related to this Agreement.

12.2       Severability. If any portion of this Agreement is, for any reason, held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such provision had never been contained in this Agreement. If any portion of this Agreement is, for any reason, held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent allowed by the then applicable law.

12.3       Successors and Assigns. This Agreement is for my benefit and the benefit of Company and its and their successors, assigns, parent corporations, subsidiaries, affiliates, and purchasers, and will be binding upon my heirs, executors, administrators and other legal representatives.

12.4       Survival. This Agreement will survive the termination of my employment, regardless of the reason, and the assignment of this Agreement by Company to any successor in interest or other assignee.

12.5       Employment At-Will. I understand and agree that nothing in this Agreement will change my at-will employment status or confer any right with respect to continuation of employment by Company, nor will it interfere in any way with my right or Company’s right to terminate my employment at any time, with or without cause or advance notice.

12.6       Waiver. No waiver by Company of any breach of this Agreement will be a waiver of any preceding or succeeding breach. No waiver by Company of any right under this Agreement will be construed as a waiver of any other right. Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.

12.7       Export. I agree not to export, reexport, or transfer, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, in violation of the United States export laws or regulations.

12.8       Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Employee Confidential Information and Inventions Assignment Agreement

12.9       Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT WILL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION OF THIS AGREEMENT.

12.10     Entire Agreement. The obligations in Sections 1 and 2 (except Section 2.2 and Section 2.3(a)) of this Agreement will apply to any time during which I was previously engaged, or am in the future engaged, by Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter of this Agreement and supersedes and merges all prior discussions between us, provided, however, if, prior to execution of this Agreement, Company and I were parties to any agreement regarding the subject matter hereof, that agreement will be superseded by this Agreement prospectively only. No modification of or amendment to this Agreement will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

[signatures to follow on next page]

Employee Confidential Information and Inventions Assignment Agreement

This Agreement will be effective as of the date signed by the Employee below.

EMPLOYER:	EMPLOYEE:

(Signature)	(Signature)

Eric Wu	Julie Todaro
(Printed Name)	(Printed Name)

CEO	09/24/2019
(Title)	(Date Signed)

PRIOR INVENTIONS

1.           Prior Inventions Disclosure. Except as listed in Section 2 below, the following is a complete list of all Prior Inventions:

☐           No Prior Inventions.

☒         See below:

misc inventions at Amazon.com. 1 patent regarding the books detail page. Nothing at all similar to Opendoor or its business

☐         Additional sheets attached.

2.           Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to the Prior Inventions generally listed below, the intellectual property rights and duty of confidentiality with respect to which I owe to the following party(ies):

Excluded Invention	Party(ies)	Relationship

☐           Additional sheets attached.

Employee Confidential Information and Inventions Assignment Agreement

Signature Page